EXHIBIT 99.1

For Immediate Release

BSD Medical Appoints William Barth as Chief Financial Officer

SALT LAKE CITY—December 11, 2012 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, announced the appointment of William S. (Bill) Barth as Chief Financial Officer and Corporate Secretary.  Mr. Barth commenced his employment with the Company on December 10, 2012, and will assume the duties of Chief Financial Officer and Corporate Secretary effective January 1, 2013, upon the departure of Dennis Gauger, current Chief Financial Officer and Corporate Secretary.

Bill has an extensive history as CFO for both publicly and privately held companies in the medical device and biotechnology industries.  Since May 2011, he has served as an independent corporate financial and strategic planning consultant.  From June 2008 to May 2011, he served as Sr. Vice President and Chief Financial Officer for Emphusion, LLC, a private-equity-owned Contract Research Organization (CRO) providing data management and bio statistical analysis services for new drug and medical device development.  From January 2001 through April 2008 Bill was VP of Finance and CFO for NWT Inc. /Tandem Labs (Tandem), a privately owned CRO providing advanced bio analytical services in support of new drug development.  Bill was instrumental in the successful merger of Tandem with Laboratory Corporation of America in February 2008.  During the 20 years prior to his experience with Tandem, Bill served as CFO for 6 medical device companies, two of which were publicly owned.  During this time he played critical roles in completing several equity, debt and merger transactions.  Bill began his career in finance while serving as a staff accountant with Deloitte & Touche, an international accounting and consulting firm.

“Bill has proven outstanding competency and experience in all areas of senior corporate financial management in public and privately held medical device companies and understands the unique characteristics associated within that industry,” said Harold Wolcott, BSD President and CEO.  “We are pleased Bill is joining BSD and we look forward to him leading our finance department.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.